Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated September 4, 2020 (which includes an explanatory paragraph relating to the FinTech Acquisition Corp. III Parent Corp.’s ability to continue as a going concern), relating to the consolidated balance sheet of FinTech Acquisition Corp. III Parent Corp. as of August 31, 2020, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from July 28, 2020 (inception) through August 31, 2020, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 4, 2020